EXHIBIT 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into as of October 31, 2006 by and between First Bank of Beverly Hills, a California chartered bank (the “Bank”), and Eric Rosa (“Executive”).

1.	Engagement and Responsibilities

1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Bank hereby engages and employs Executive as an officer of the Bank, with the title “Executive Vice President,” as of the Employment Commencement Date. Executive hereby accepts such engagement and employment as of the Employment Commencement Date.

1.2 Executive’s duties and responsibilities shall be to head the loan department of the Bank and those duties that are normally and customarily vested in such position. Executive’s duties shall also include those duties and services for the Bank and its affiliates as the Chief Executive Officer or Board shall in his or its discretion from time to time reasonably direct which are not inconsistent with Executive’s position as head of the loan department.

1.3 During the Employment Term, Executive agrees to devote all of Executive’s business time, energy and efforts to the business of the Bank and will use Executive’s best efforts and abilities faithfully and diligently to promote the Bank’s business interests. For so long as Executive is employed by the Bank, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Bank Group, as such businesses are now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Executive of the services to the Bank otherwise required or contemplated by this Agreement, the Bank expressly acknowledges that Executive may:

1.3.1 make and manage personal business investments of Executive’s choice without consulting the Board; and

1.3.2 serve in any capacity with any non-profit civic, educational or charitable organization without consulting with the Board.

1.4 Covenants of Executive

1.4.1 Best Efforts; Exclusive Duty. Executive shall use his best efforts and skills in the business and interests of the Bank, do his utmost to enhance and develop the interests and welfare of the Bank, and devote substantially all of his professional time and attention to the Bank’s business.

1.4.2 Rules and Regulations. Executive shall obey all rules, regulations and special instructions of the Bank and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Bank’s business in connection with his duties hereunder and shall endeavor to improve his ability and knowledge of the Bank’s business in an effort to increase the value of his services for the mutual benefit of the Bank and Executive.

1.4.3 Compliance. Executive shall use his best efforts and skills to cause the Bank to comply with all of its contractual obligations and commitments and applicable laws, rules and regulations.

2.	Definitions

2.1 “Bank Group” as of any date shall mean the Bank and each corporation or other entity controlled by, controlling or under common control with the Bank as of such date. As of the date of this Agreement, the Bank Group includes the Bank, Beverly Hills Bancorp Inc. and all subsidiaries of Beverly Hills Bancorp Inc.

2.2 “Board” shall mean the Board of Directors of the Bank; to the extent that functions of the Board under or in connection with this Agreement have been delegated to a compensation or other Board committee, references in this Agreement to the Board shall refer to such compensation or other committee.

2.3 “Change of Control Plan” shall mean the Change of Control Plan entered in on or about the same date as this Agreement between the Bank and Executive.

2.4 “Employment Commencement Date” shall mean the date Executive commences employment with the Bank.

2.5 “Employment Term” shall mean the period commencing the Employment Commencement Date and ending upon the date of termination of Executive’s employment with the Bank.

2.6 “For Cause” shall mean, in the context of a basis for termination of Executive’s employment with the Bank, that:

2.6.1 Executive breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Bank (except for breaches of Sections 1.3, 6 and 7 of this Agreement, which cannot be cured and for which the Bank need not give any opportunity to cure); or

2.6.2 Executive commits any act of personal dishonesty, fraud, breach of fiduciary duty or trust; or

2.6.3 Executive is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

2.6.4 Executive commits any act of personal conduct that, in the reasonable opinion of the Board, gives rise to a material risk of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

2.6.5 Executive commits continued and repeated substantive violations of specific written directions of the Board of Chief Executive Officer, which directions are consistent with this Agreement and Executive’s positions with the Bank or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; provided that no discharge shall be deemed for Cause under this subsection 2.6.5 unless Executive first receives written notice from the Bank advising him of the specific acts or omissions alleged to constitute violations of written directions or a material failure to perform his duties, and such violations or material failure continue after he shall have had a reasonable opportunity to correct the acts or omissions so complained of; or

2.6.6 Executive commits any act, or fails to commit any act, that, in the reasonable opinion of the Board, gives rise to a material risk of material liability under federal or state banking or lending laws (the type of liability that could result in a cease and desist order, civil monetary penalty, consent decree, memorandum of agreement or similar regulatory action) or could adversely affect the Bank’s CAMEL rating or could otherwise materially and adversely impact the Bank’s relationship with its regulators; provided that the Board may not terminate Executive for Cause under this Section 2.6.6 unless the Board: (a) gives Executive notice of its intent to terminate Executive under this Section and provides Executive an opportunity to appear before the Board to explain his conduct, and (b) if such action (or failure to act) is capable of being cured or corrected by Executive (and was not a fraudulent act by Executive) in a manner that could mitigate material risk of liability, the Board gives Executive the opportunity to cure or correct such action or failure to act for 60 days, and Executive promptly commences to cure and correct such conduct; or

2.6.7 Executive willfully commits or willfully causes any member of the Bank Group to commit any material violation of law, rule or regulation affecting the Bank Group or regulatory order or consent to which any member of the Bank Group is subject; or

2.6.8 Any of Executive’s representations or warranties under this Agreement is incorrect in any material respect.

2.7 “Good Reason” shall mean the occurrence of one or more of the following:

2.7.1 without the consent of Executive, the Board assigns any duties to Executive substantially inconsistent with, or reflecting an adverse change in, Executive’s position, duties, responsibilities or status as the executive vice president of the Bank, provided that Executive must advise the Board within five days of assignment of such duties that he believes such duties would give him the right to terminate his employment for Good Reason and the Board does not withdraw such assignment; or

2.7.2 without the consent of Executive, the Bank relocates Executive’s principal place of employment to a location that is not in either Los Angeles County or Ventura County, California.

2.8 “Person” shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

2.9 “2007 Loan Origination Goal” shall mean that the Bank shall have closed in 2007 Funded Loans with an aggregate principal amount in excess of $400,000,000. For this purpose:

2.9.1 Funded Loans shall mean loans closed in 2007 except as otherwise set forth in this Section 2.9;

2.9.2 a loan closed in 2006 but funded in 2007 shall not be a Funded Loan;

2.9.3 a construction loan or revolving line of credit closed in 2007 shall be a Funded Loan to the maximum stated commitment of the Bank, notwithstanding how much, if any, of the commitment is funded in 2007;

2.9.4 a loan made to any Person, or affiliate of such Person, shall not be a Funded Loan if such Person or affiliate of such Person has as of the date of this Agreement, or had at any time within the three years prior to the date of this Agreement, a loan from any member of the Bank Group;

2.9.5 an originated loan shall be deemed closed when the Bank and the borrower have become legally bound unto one another pursuant to a written loan agreement and the loan has been funded (or the initial funding on the loan has occurred); a purchased loan or loan participation shall be deemed closed when the Bank and the seller have become legally bound unto one another pursuant to a written purchase and sale agreement and the purchase and sale have “closed” under the agreement (or in absence of a closing the Bank has paid the purchase price for the loan);

2.9.6 any loan that is not in accordance with the policies and procedures of the Bank shall not be a Funded Loan unless the deviations or variances have been brought to the attention of the Board (or appropriate committee with loan approval authority for such loan) and the Board or committee approves the loan;

2.9.7 a loan originated by the Bank in which the Bank concurrently or thereafter sells a participation interest or interests shall be a Funded Loan for the full amount of the Loan up to the Bank’s legal lending limit at the time of origination (e.g., if the Bank’s legal lending limit for that type of loan is $20 million, the loan is for $25 million and the Bank sell a $10 million participation interest in the loan, $20 million shall be a Funded Loan); and

2.9.8 a loan or loan participation purchased by the Bank in 2007 (and with respect to which the closing of the purchase occurs in 2007) shall be a Funded Loan unless the Bank had purchased a loan or loan participation at any time between December 31, 2003 and the date of this Agreement from the seller or any affiliate of the seller.

Executive acknowledges that approval of any loan is within the sole and absolute discretion of the Board (or persons/committees to whom such authority is delegated by the Board).

3.	Compensation and Benefits

3.1 Base Salary. The Bank shall pay to Executive a base salary of $250,000 per year during the Employment Term. The Bank shall pay base salary to Executive in installments in the same manner and at the same times the Bank pays base salaries to other executive officers of the Bank, but in no event less frequently than equal monthly installments.

3.2 Bonus.

3.2.1 The Bank shall pay to Executive a “signing bonus” of $150,000 within 10 days of the Employment Commencement Date. However, Executive understands that it is the intention of the Bank that Executive continue employment with the Bank for at least six months to earn the signing bonus. Accordingly, if Executive agrees that if he terminates his employment for any reason other than Good Reason, or if the Bank terminates his employment For Cause, in either case prior to six months from the Employment Commencement Date, he shall concurrently with such termination if he terminates his employment, or 10 days from termination if the Bank terminates his employment, repay the full (and not prorated) signing bonus. If he fails to repay the signing bonus when due, the obligation to repay shall accrue interest at the rate of 10% per annum until repaid.

3.2.2 The Board may, in its sole discretion, award performance bonuses to Executive from time to time.

3.3 Expense Reimbursement. Executive shall be entitled to reimbursement from the Bank for the reasonable costs and expenses that Executive incurs in connection with the performance of Executive’s duties and obligations under this Agreement in a manner consistent with the Bank’s practices and policies therefor.

3.4 Employee Benefit Plans. During the Employment Term, Executive shall be entitled to participate in any pension, savings and group term life, medical, dental, disability and other group benefit plans which the Bank makes available to its executive officers generally.

3.5 Automobile Allowance. During the Employment Term, Executive shall be entitled to an automobile allowance of $1,000 per month, payable in a manner consistent with the Bank’s practices and policies therefor.

3.6 Vacation. During the Employment Term, Executive shall be entitled to paid vacation that accrues at the rate of one and two-thirds (1 2/3) days per calendar month, provided that no vacation shall accrue at any time when Executive has 15 days of accrued and unused vacation. Vacation shall be subject to the general policies of the Bank regarding vacation.

3.7 Disability. In the event of any disability or illness of Executive, if Executive shall receive payments as a result of such disability or illness under any disability plan maintained by the Bank, the Bank shall be entitled to deduct the amount of such payments received from base salary payable to Executive during the period of such illness and/or disability.

3.8 Withholding. The Bank may deduct from any compensation payable to Executive (including payments made pursuant to Sections 3 and 5 of this Agreement in connection with or following termination of employment) amounts sufficient to cover Executive’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

4.	Termination of Employment

Executive’s employment shall terminate on the earliest to occur of the following:

4.1 December 31, 2008;

4.2 upon the death of Executive;

4.3 upon the delivery to Executive of written notice of termination by the Bank if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 60 consecutive days or 90 days in any 12-month period;

4.4 upon written notice from Executive to the Bank for Good Reason provided that such notice is received within 90 days of the event or circumstance constituting Good Reason;

4.5 upon delivery to Executive of written notice of termination by the Bank For Cause; or

4.6 upon delivery (or such later date specified in the notice) to Executive of written notice of termination by the Bank without cause.

4.7 Upon delivery (or such later date specified in the notice) on or prior to January 31, 2008 to Executive of written notice of termination by the Bank at any time after December 31, 2007 if the 2007 Loan Origination Goal is not met.

5.	Effect of Termination upon Compensation and Benefits

5.1 Upon termination of Executive’s employment for any reason:

5.1.1 Executive shall be entitled to base salary accrued through the date of termination of employment;

5.1.2 Executive shall be entitled to reimbursement of expenses incurred prior to termination of employment that are payable in accordance with Section 3.4 of this Agreement; and

5.1.3 Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Bank.

5.2 If Executive’s employment is terminated by the Bank pursuant to Section 4.6 (without cause) by the Executive pursuant to Section 4.4 (for Good Reason), and provided that Executive executes and delivers to the Bank, and does not revoke, a written release (the “Release”) of any and all claims against the Bank Group with respect to all matters arising out of Executive’s employment by the Bank, or the termination thereof (other than claims for any entitlements under the terms of this Agreement, claims under any plans or programs of the Bank under which Executive has accrued a benefit, and rights to indemnification under applicable law or agreement), the Bank agrees to pay to Executive base salary when and in the manner as if Executive’s employment had not terminated through December 31, 2008. The Bank shall be entitled to defer payment of any amounts under this Section 5.2 until the expiration of any period during which Executive shall have the right to revoke the Release. Notwithstanding the foregoing, if Executive would be entitled to a Severance Payment under the Change of Control Plan as a result of the termination of his employment (assuming Executive (or his beneficiary or personal representative, if applicable) executes and delivers the release referred to in the Change of Control Plan and assuming satisfaction of all conditions under Section 2.7 of the Change of Control Plan), Executive shall not be entitled to any payment under Section 5.2 of this Agreement.

5.3 Executive acknowledges that the Bank has the right to terminate Executive’s employment without cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Bank and Executive. Accordingly, in the event of such termination, Executive shall be entitled only to those benefits specifically provided for in this Agreement in the event of such termination, and shall not have any other rights to any compensation or damages from the Bank for breach of contract or tort arising from such termination.

5.4 Executive acknowledges that in the event of termination of his employment for any reason: (a) Executive shall not be entitled to any severance or other compensation from the Bank except as specifically provided in Section 5.2; and (b) Executive shall not be entitled to participate in any employee benefits plans except as provided in such plans or as required by law. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Bank that provides for severance to its officers or employees, and Executive shall not be entitled to any benefits under any such plan or policy.

5.5 Executive shall have no obligation to offset any payments he receives from the Bank following the termination of his employment by any payments he receives from his subsequent employer.

5.6 Notwithstanding the timing of payments set forth in this Agreement, if the Bank determines that Executive is a “specified employee” within the meaning of Section

409A of the Internal Revenue Code of 1986, as amended, and that, as a result of such status, any portion of the payment under this Agreement would be subject to additional taxation, the Bank will delay paying any portion of such payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six months), with the first such payment to include the amounts that would have been paid earlier but for the above delay.

6.	Non-Solicitation Covenants. Executive agrees that during the Employment Term and thereafter until the later to occur of one year from termination of Executive’s employment and the date Executive is not entitled to severance payments under Section 5.2 of this Agreement, Executive will not directly or indirectly, either alone or by action in concert with others:

6.1 induce or attempt to influence any employee of any member of the Bank Group to engage in any activity in which Executive is prohibited from engaging by Section 1.3 of this Agreement during the Employment Term or to terminate his or her employment with any member of the Bank Group; or

6.2 employ or offer employment to any person who was employed by any member of the Bank Group at the time of termination of Executive’s employment with the Bank; or

6.3 contact or solicit any of the Bank Group’s borrowers, depositors or other customers, other than those customers with whom the Executive had a business relationship prior to the Employment Commencement Date, for the purpose of such borrower, depositor or customer obtaining a loan, from, or making a deposit or investment with, any Person other than a member of the Bank Group.

7.	Confidentiality. Executive agrees not to disclose or use at any time (whether during or after the Employment Term) for Executive’s own benefit or purposes or the benefit or purposes of any other Person any non-public information regarding the Bank Group and its business, operations, assets, financial condition and properties, including without limitation, trade secrets, business plans, policies, pricing information and customer data provided that the foregoing covenant shall not restrict Executive from disclosing information to the extent required by law. Executive agrees that upon termination of his employment with the Bank for any reason, he will return to the Bank immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Bank Group except that he may retain personal notes, notebooks, diaries, Rolodexes and addresses and phone numbers. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any member of the Bank Group.

8.	Non-Compliance. Subject to the following sentence, but notwithstanding any other provision of this Agreement to the contrary, if Executive is employed by the Bank, any breach of the provisions of Sections 1.3, 6 and 7 hereof shall entitle the Bank to terminate the employment of Executive for Cause, and, whether or not Executive is employed by the Bank, from and after any breach by Executive of the provisions of Sections 6 and 7, the Bank shall cease to have any obligations to make payments to Executive under this Agreement, including payments under Section 5.2, or the Change of Control Plan.

9.	Specific Performance. Executive acknowledges and agrees that the Bank’s remedies at law for a breach or threatened breach of any of the provisions of Sections 1.3, 6 and 7 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Bank, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10.	Arbitration

10.1 IN CONSIDERATION FOR AND AS A MATERIAL CONDITION OF EMPLOYMENT WITH THE COMPANY, EXECUTIVE AGREES THAT FINAL AND BINDING ARBITRATION UNDER THE THEN APPLICABLE RULES AND PROCEDURES OF JAMS/ENDISPUTE SHALL BE THE EXCLUSIVE MEANS FOR RESOLVING ANY DISPUTE WHICH ARISES UNDER OR RELATING TO THIS AGREEMENT (EXCEPT THOSE LISTED IN SECTION 10.4 BELOW). NO OTHER ACTION MAY BE BROUGHT IN COURT OR IN ANY OTHER FORUM. THIS AGREEMENT IS A WAIVER OF ALL RIGHTS TO A CIVIL COURT ACTION FOR A COVERED CLAIM. ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE THE CLAIM.

10.2 Executive or the Bank shall begin the arbitration process by delivering a written request for arbitration to the other party within the time limits that would apply to the filing of a civil court action. Failure to deliver a timely written request for arbitration shall preclude the aggrieved party from instituting any legal, arbitration or other proceeding and shall constitute a complete waiver of all such claims. Statutory claims can be raised within the limitations period provided by the applicable statute.

10.3 Claims covered by this provision include, but are not limited to, the following: (i) alleged violations of federal, state and/or local constitutions, statutes, regulations or ordinances, including, but not limited to, laws dealing with unlawful discrimination and harassment; (ii) claims based on any purported breach of contractual obligation, including but not limited to breach of the covenant of good faith and fair dealing, wrongful termination or constructive discharge; (iii) violations of public policy; (iv) claims relating to a transfer, reassignment, denial of promotion, demotion, reduction in pay, or any other term or condition of employment; (v) claims based on contract or tort; and (vi) any and all other claims arising out of Executive’s employment with or termination by the Bank. This includes, but is not limited to, claims brought under Title VII of the Civil Rights act of 1964; California Government Code Section 12960, et seq.; and any other federal, state or local anti-discrimination laws relating to discrimination, including, but not limited to, those based on the following protected categories: genetic information or characteristics; sex and gender; race; religion; national origin; mental or physical disability (including claims under the American With Disabilities Act); medical condition; veteran or military status; marital status; sexual orientation or preference; age; pregnancy; and retaliation or wrongful termination in violation of public policy for alleging or filing or participating in any grievance or otherwise complaining of any wrong relating to the aforementioned categories or any public policy.

10.4 The following claims are expressly excluded and not covered by this Agreement for final and binding arbitration: (i) claims related to Workers’ Compensation and Unemployment Insurance; (ii) administrative filings with governmental agencies such as the California Department of Fair Employment & Housing, the Equal Employment Opportunity Commission, the U.S. Department of Labor or the National Labor Relations Board; (iii) claims that are expressly excluded by statute or are expressly required to be arbitrated under a different procedure pursuant to the terms of an employee benefit plan; and (iv) claims within the jurisdictional limits of small claims court. This Agreement does not preclude either party from seeking appropriate interim injunctive relief pursuant to the California Code of Civil Procedure or applicable federal law before arbitration or while arbitration proceedings are pending.

10.5 Any claim arising between Executive and the Bank covered by the arbitration provisions of this Agreement shall be submitted to final and binding arbitration under the rules and procedures of JAMS/Endispute, or any successor entity thereto, in effect upon the date the claim is submitted in writing to the Bank, to which rules and procedures the parties hereby expressly agree. The rules allow for discovery by each party as ordered by the arbitrator. The arbitrator must allow discovery adequate to arbitrate all claims, including access to essential documents and witnesses. In making his or her award, the arbitrator shall have the authority to make any finding and provide any remedy.

10.6 The arbitrator must issue a written award. The arbitrator shall, in the award or separately, make specific findings of fact, and set forth such facts in support of his or her decision, as well as the reasons and basis for his or her opinion. Should the arbitrator exceed the jurisdiction or authority here conferred, any party aggrieved thereby may file a petition to vacate, amend or correct the arbitrator’s award in a court of competent jurisdiction, pursuant to applicable law.

10.7 The party initiating the mediation shall pay the arbitrator’s fees and the administrative costs of the arbitration unless such party prevails in the arbitration, in which event each party shall pay one-half of the arbitrator’s fees. Each party shall pay for its own attorney’s fees and will not request any fees or costs from the other party.

11.	Representations and Covenants of Executive. As an inducement to Bank to enter into this Agreement, Executive represents and warrants to the Bank that:

11.1 Executive is under no contractual or other restriction or obligation that is inconsistent with the execution of this Agreement, and as of the Employment Commencement Date Executive shall be under no contractual or other restriction or obligation that is inconsistent with the performance of his duties hereunder or the other rights of the Bank hereunder (and Executive acknowledges that if he has such contractual obligations or restriction the Bank expects Executive to honor such obligations or restrictions in lieu of entering into this Agreement or accepting employment with the Bank);

11.2 Executive is not a party to any litigation, nor is aware of any threatened action, proceeding or litigation that: (a) could in any way involve the Bank; or (b) will result in Executive’s inability to perform his obligations hereunder, including any action which could be reasonably foreseen to require a significant amount of Executive’s time;

11.3 Executive has fully disclosed in writing any debarment, suspension or material sanctions imposed within the last ten years by any federal or state governmental agency or instrumentality or government-sponsored enterprise on either Executive or any company for which Executive was a senior officer with respect to operations under Executive’s supervision.

11.4 This Agreement is the result of full and otherwise good faith bargaining over its terms and the Executive has been provided a full and otherwise fair opportunity to have legal counsel for Executive review and provide counsel on the terms and provisions of this Agreement.

11.5 The Bank has advised Executive that it desires to employ him because of his skill and experience, and not because of any information that he may have relating to his present employer (and Executive agrees not to disclose to the Bank Group any protected trade secrets or protected confidential or proprietary information or materials belonging to Executive’s present employer or any other Person).

11.6 Executive acknowledges that the Bank has not asked him to solicit any other employees of his current employer about coming to work with the Bank and has requested that Executive not do so while he remains employed by his current employer.

12.	Employment Following Employment Term. If Executive’s employment continues after December 31, 2008: (a) such employment shall continue to be “at will,” and may be terminated either by the Executive upon 30 days’ written notice to the Bank or by the Bank at any time for any reason; and (b) except as otherwise provided in writing, all of the provisions of this Agreement shall be applicable to such continued employment, except: (i) Executive’s compensation shall only be the base salary, at the rate in effect at December 31, 2008; and (ii) the provisions of Section 4 shall be superseded to the extent discussed in this paragraph; and (iii) Section 5.2 shall not be applicable to any termination of Executive’s employment after December 31, 2008.

13.	Miscellaneous

13.1 Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed as follows: (a) if to the Bank, to the Bank’s executive offices, to the attention of the chief Executive Officer; and (b) if to Executive, to Executive’s address as set forth on the books and records of the Bank. Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails (or on the seventh day if sent to or from an address outside the United States). Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

13.2 Entire Agreement. This Agreement and the Change of Control Plan contain the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, between the Bank and Executive, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

13.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

13.4 Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

13.5 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

13.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

13.7 Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such notice or performance shall be extended to the next following business day (provided, however, that under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

13.8 Attorneys’ Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys’ fees, costs and expenses. The prevailing party is the party who is entitled to recover its costs in the action or proceeding. A party not entitled to recover its costs may not recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys’ fees.

13.9 Advice from Independent Counsel. The parties hereto understand that this Agreement is legally binding and may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement to which it is a party and that it is satisfied with its legal counsel and the advice received from it.

13.10 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

13.11 Waiver of Jury Trial. IF NOTWITHSTANDING THE AGREEMENT THAT ALL DISPUTES BE SUBMITTED TO BINDING ARBITRATION, A DISPUTE IS SUBMITTED TO A COURT, EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.12 No Assignment. Executive may not assign any of his rights or obligations under this Agreement except that Executive’s benefits may be assigned by will or by the laws of descent and distribution.

13.13 Limitation on Payments. The Bank shall have no obligation make any payments under this Agreement that it believes would violate applicable law or regulation. If any payment would require any filing with, notice to or approval of any governmental or regulatory agency, the Bank will make such filing, provide such notice and/or seek such approval, as applicable.

13.14 Construction. No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, or regulation, the latter shall prevail, but in such event the affected provision of this Agreement Plan shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

14. Employment Commencement Date. This Agreement has been entered into prior to the date Executive can commence employment with the Bank. Executive will advise the Bank as soon as possible of the date he can commence employment. If Executive does not commence employment by December 1, 2006, the Bank may terminate this Agreement by oral or written notice to Executive, with the effect neither party shall have any rights, obligations or liabilities under this Agreement.

IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.

FIRST BANK OF BEVERLY HILLS

By
Title

EXECUTIVE

Eric Rosa